Exhibit 10.1

MOBILICOM LIMITED

ACN 617 155 978

(“Company”)

The Directors are empowered to operate this Employee Share Option Plan (ESOP) in accordance with the Listing Rules and on the following term s and conditions:

(a)	Subject to paragraph (d), the Directors may offer to issue Options to Eligible Employees in accordance with ASIC Class Order 14/1000 (including any update, amendment or replacement thereof) including other such persons the Directors see fit under this ESOP in such manner and on such terms and conditions as they in their absolute discretion determine.

(b)	If the Company has offered you Options, to accept the offer you must complete the Acceptance Form or accept in such other form as the Directors may in their absolute discretion determine from time to time.

(c)	Eligible Employees entitled to participate In the ESOP shall be determined by the Directors in their absolute discretion taking into account a person’s skills, experience, length of service, remuneration level and such other criteria as the Directors consider appropriate in the circumstances.

(d)	Subject to compliance with the ‘5% issue limitation set out in ASIC Class Order 14/1000, Options may be offered under this ESOP without the issue of a disclosure document in accordance with Chapter 60 of the Corporations Act. The Company may also issue Options (whether under this ESOP or otherwise) without the issue of a disclosure document in reliance on other exceptions to the disclosure requirement of the Corporations Act 2001 (Ct h) include issues that did not need disclosure to investors because of sect ion 708 of the Corporations Act.

(e)	Options will be issued free of charge to Eligible Employees. The exercise price of the Options shall be as the Directors in their absolute discretion determine, subject to compliance with applicable le laws.

(f)	The Directors may limit the number of Options which may be exercised under the ESOP in an y year.

(g)	The Directors, in their absolute discretion, having regard to participant ‘s skills, experience, length of service, remuneration level and such other criteria as the Directors consider appropriate in the circumstances, shall determine criteria to establish the periods during which the Options may be exercised or will vest.

(h)	Unless the Directors in their absolute discretion determine otherwise, Options shall lapse upon the earlier of:

(i)	the expiry of the exercise date;

(ii)	the expiry of 60 days after the Option holder ceases to be an Eligible Employee by reason of dismissal, resignation or termination of employment, office or services for any reason ;

(iii)	the expiry of 60 days after the Option holder ceases to be an Eligible Employee by reason of retirement; or

(iv)	a determination by the Directors acting reasonably that the Opt ion holder has acted fraudulently, dishonestly or in breach of his or her obligations to the Company or an Associated Body Corporate;

(I )	If an Eligible Employee accepts an offer from the Company to participate in the ESOP then the Company will evidence the issue of an Option to an Eligible Employee by issuing that Eligible Employee a Certificate for that Option .

(j)	Each Option entitles t h e holder to subscribe for an d be issued with one Share.

(kl	Shares issued pursuant to the exercise of Options will in all respects, including bonus issues and new issues, rank equally and carry the same rights and ent itlements as other Shares on issue.

(I}	There are no participating rights or entitlements inherent in the Options and holder s will not be entitled to participate in ne w issues of capital offered to shareholders during the currency of the Optio ns. However, the Company will ensure that for the purposes of determining entitlements to any such issue, the record date will be at least 3 business days after the issue is announced (or such shorter time as permitted under the ASX Listing Rules). This will give Option holders the opportunity to exercise their Option s prior to the date for determining entitlements to participate in any such issue.

(m)	The Options will not be quoted on the ASX. However, application will be made to the ASX for official quotation of the Shares issued on the exercise of the Options if the Shares are listed on the ASX at that time.

(n}	An application to be issued Opt ions may be made by Eligible Employees invited to participate in the ESOP in such form and on such terms and conditions as the Directors in their absolute discret ion determine.

(o}	If at any time the issued capital al of the Company is reconstructed, all rights of Option holders are to be changed in a man ner consistent with the Listing Rules.

(p)	At the absolute discretion of the Directors, the terms upon which Options will be issued may incorp orat e performance relate d factor s.

(q)	Notwith sta nding the Terms and Conditions, upon the occurrence of a Trigger Event th e Dir ect ors may determine:

(i}	that the Options may be exerci se d at any time from the date of such determination, and in any number until the date determined by the Directors acting bona fide so as to permit the holder to par t ici pate in any change of control arising from a Trigger Event provided that the Directors will forthwith advise in writing each holder of such dete rminati on (t hereafter , the Options shall la pse to the extent they have not been exercised}; or

(ii)	to use th eir reasonable endeavours t o procure that an offer is made to holde rs of Options on like terms (having regard to the nat ure and value of the Options) to the terms proposed under the Trigger Event in which case t he Directors shall determine an approp riate period during which the holder may elect to accept the offer and, if the holder has not so elect ed at th e end of that period, the Options sh all im mediate ly become exercisable and if not exercis ed within 10 days, shall lapse.

(r)	An Option may not be tran sfe rred or assigned except that a legal personal representative of a holder of an Option who has died or whose estate is liable to be dealt with under laws relatin g to mental health will be ent itl ed to be regist ered as the holder of that Option aft er t he production to the Dir ectors of such documents or other evidence as the Directors may reasonabl y require to establish that entitlement.

(s)	An Option is exercisa ble by the holder lodging with the Company a Notice of Exercise of Option together with a che que for the exercise price of each Option to be exerci sed and the relevant Option Certi ficate. If not all of the holder’s Option s are being exercised, a h older must exercise Options in multiples of 10,000.

(t)	Neither participation in the ESOP by the Company or an Associated Body Corporate or any Eli gible Employees or Option holders or anything contai ned in these Terms and Conditions shall in any way prejudice or affect the right of the Company or an Associated Body Corporate to dismiss any Eligible Emplo yees or Option holder or to vary the terms of employment of any Eligible Employees or Option holder. Nor shall parti cipati on or the rights or benefits of an Eligible Employees or Option holder under the Terms and Conditions be relevant to or be used as grounds for granting or increasing damages in any action brought by an Eligible Employee or Option holder against the Company or an Associated Body Corporate whether in respect of any alleged wrongful dismissal or otherwise.

(u)	At all times during which Eligible Employees may subscribe for or purchase Shares upon exercise of an Option issued pursuant to the ESOP, the Company shall provide, within a reasonable period of a request by Eligible Employees, the current market price of the Shares. Pa r ti cipants should contact the Company Secretary to obtain this information.

(v)	For the avoidance of doubt, Appendix A forms part of and should be read together with this ESOP.

(w)	The ESOP shall be administered by the Directors who shall have power to:

(i)	determine appropriate procedures for ad minist ration of the ESOP consistent with these Terms and Con ditions;

(ii)	resolve conclusively all questions of fact or interpretation or dispute in connection with the ESOP and settle, as the Directors in their absolute discretion determine expedie nt any difficulties or anomalies howsoever ari si n g with or by reason of the operation of the ESOP; and

(iii)	delegate to any one or more persons for such period and on such conditions as i t may determ ine the exercise of any of the Directors’ powers or discretions arising under the ESOP.

Definitions - ESOP

In this Schedule the following terms shall bear the following meani ngs:

“Acceptance Form” means the Acceptar1ce Form which will accompany the invitation to the El ig i ble Employee to participate in the ESOP.

“Appendix A” means the appendix to and forming part of this ESOP.

“ Asso ciated Body Corporate” means:

(iv)	a related body corporate (as defined in the Corporations Act) of the Company;

(v)	a body corporate which has an entitl ement to not less than 20% of the voting shares of the Company; and

(vi)	a body corporate in which the Company has an entit lement to not less than 20% of the voting shares.

“ASX” means th e Australian Securities Exchange Limited .

“Business Day” means those days other than a Saturday, Sunday, New Year’s Day, Australia Day, Good Friday, Easter Monday, Anzac Day, Christmas Day, Boxing Day and any other day which the ASX shall declare and publish is not a business day.

“Certificate” means a certificate for any Option issued to Eligible Employees which will include all of the terms and conditions of the Option and the Notice of Exercise of Option or such other evidence of ownership that the Directors may in their absolute discretion determine from time to time.

“Company” means Mobilicom Limited (ACN 617 155 978).

“Company Group” means the Comp an y and its Associated Bodies Corporate. “ Corpor ati ons Act “ means the Corporations Act 2001 (Commonwealth). “Directors” mean the directors from time to time of the Compan y.

“ Eligible Employees” means any full or part time employees, consultants of the Company or its Associated Bodies Cor porate , or other such persons that the Directors see fit, excluding Dir ect ors (unless separate shar eholde r approval is obtaine d).

“ESOP” means the Mobilicom Employee Share Ow nersh ip Plan in which Eli gible Employees may be invited to participate in accordance with the Terms and Conditions.

“ List ing Rules” means the official list ing rules of ASX as amended from time to time.

“Notice of Exercise of Option” means th e Notice of Exercise of Option which will accompany the invi tat ion to the Eli gible Employee to participate in the ESOP.

“ Off er Peri od” means the per iod referred to in the definit ion of th at expression in Secti on 624 of the Corporations Act, provided that where a takeover bid is publicly announced prior to the service of an off- market bidde r’s stat ement on the Company in relation to that takeover bid the Offer Period sh all be deemed to have commenced at the time of that annou ncement.

“ Option” means an option to acquire a Share issued in accordance with the ESOP. “Share” means a fully paid ordinary share in th e capita l of the Company.

“ Terms and Con dition s” means t h e te rms and conditions as amended from time to time. “ Trigger Event” means:

(i)	the despatch of a noti ce of meeting to consider a scheme of arra ngement between the Com pany and its creditors or members or any class t h ereof pursuant to sect ion 411 of the Corporations Act ;

(ii)	the service of a bidder’s statement or a li ke document on the Company; or

(iii)	the date upon which a person or a group of associated person becomes entitled, subsequent to the date of issue of the Option, to su ffi cient Shares to give it or them the abi lity, in genera l meeting to replace all, or allow a majo rity, of Director s in circumsta nces where such ability was not already held by a person associat ed with such person or group of associate d persons.

Appendix A (for Israeli Taxpayers)

This Appendix, as amended from time to time, shall form part of the Mobilicom Share Option Pl an, is made and shall be in effect as of the date of the adoption of the Plan (as defined below) by the shareholders of the Company (the “Appendix”).

PURPOSE OF THE APPENDIX

The purpose of this Appendix is to specify the terms under which Awards under the Mobilicom Employee Share Option Plan (the “Plan”), may be granted to persons who are deemed to be residents of the State of Israel for tax purposes, or are otherwise subject to taxation in Israel, and is intended to establish certain rules and limitations appl icable thereto, in compliance with the securities and other applicable laws currently in force in the St ate of Israel. Except as otherwise provided by this Appendix, all grants made pursuant to this Appendix shall be governed by the terms of the Plan. The provisions of this Appendix shall prevail in the event of any contradiction between the provisions of this Appendix and the provisions set forth in the Plan . This Appendix shall be attached to the Plan and shall serve as an integral part thereof.

1.	DEFINITIONS

Fo r purposes of the Appendix and related documents, the foll owing definitions shall apply:

1.1.	“102 Capital Gains Track” means the tax alternative set forth in Section 102{b)(2) or Section l02(b)(3) of the Ordinance, as applicable.

1.2.	“102 Capital Gains Track Grant” means a 102 Trustee Grant qualifying for the special tax treatment under the 102 Capital Gains Track.

1.3.	“102 Ordinary Income Track” means the tax alternative set forth in Section 102(b)(l) of the Ordinance.

1.4.	“102 Ordinary Income Track Grant” means a 102 Trustee Grant qualifying for the ordinary income tax treatment under the 102 Ord i nary Income Ttack.

l.S.	“102 Trustee Grant” means an Award granted pursuant to Section l02(b) of the Ordinance and held in trust by a Trustee for the benefit of the Grantee, and includes both 102 Capital Gai ns Track Grants and 102 Ordinary Income Track Grants .

1.6	. “Associated Body Corp orat e” means, for the purpose of this Appendix only, any “employing company” with in the meaning of Section 102(a) of the Ordinance .

1.7.	“Approved 102 Award “ means an Award granted pursuant to Section 102(b) of the Ordinance and held in trust by a Trustee for the benefit of the Grantee, and includes both 102 Capital Gains Track Grants and 102 Ordinary Income Track Grants.

1.8.	“Award” means, ind ividua lly or collectively, a grant of Options or Share under the Plan.

1.9.	. “Companies Law “ means the Isra eli Companies Law S759-1999.

1.10.	“Controlling Shareholder” shall have the meaning ascribed to it in Section 32(9) of the Ordinance.

1.11.	“Employee” means a person who is employed by the Company or its Associated Body Corporate, including an individual who is serving as a director or an office holder, but excluding Contr olling Shar eholder .

1.12.	“Exercise Price” means the price to be paid for exercise of an Option with respect to each Share, as set forth in the Award Agreement.

1.13.	“Expiration dat e” means th e date upon which an Option shall expire, as indica t ed in the Plan or Award Agreement .

1.14.	“Grant ee” means a person who receives or holds an Award under this Appendix.

1.15 .	“ ITA” m eans the Israe li Tax Authorities.

1.16.	“ Non-Employee “ means any person or ent ity that is not an Employee.

1.17.	“Ordinance “ means the Isra eli Income Tax Ord inance [New Versi on] 1961 , as now in effec t or as hereafter amended.

1.18.	“Secti on 102” means section 102 of the Ordina nce as may be amended.

1.19.	. “Trust ee” means any individual or an authorized entity appointed by the Company to serv e as a trustee and approved by the ITA, all in accordance with the provisions of Section 102 of the Ordinance .

1.20.	“Unap proved 102 Track” means an Award granted pursuant to Section 102(c) of the Ordinance ..

All capita lized terms not otherwise defined herein shall h ave the meaning ascribed to them in the Plan.

2.	SHARES SUBJECT TO THE APPENDIX; GRANT OF AWARDS

2.1.	The Company may, under the Append ix, grant to Grantees from time to time, Awar ds, t he exact number, Exercise Price an d other terms of which sh all be determined by the Boar d.

2.2.	Each Award granted pursuant to the Appendix, shall be evid ence d by a wri tte n Award Agreement between t he Company and the Grant ee. Each Award Agreement sh all state, among other matters, the type of Award granted (In cluding the design ated tax treatment section), the number of Shares to which the Award relat es, the vesti ng dates, the Exercise Pr ice, the Expiration Date and such other terms and con dition s as t he Board in it s discretion may pr escribe, provided that they are co nsiste nt with this Appendix.

3.	DESIGNATION OF GRANTEES

3.1.	The persons eligible for participat ion in the Appendix as Grantees shall i nclud e any Employees and/ or Non-Employees of the Co mpany or of any Associate Body Corporate thereof; provided, however, that only Employees may be granted Awards pursua nt to Section 102. Grantees whi ch are Non Employees shal l be subject to the provisions of the Ordinance.

3.2.	The gran t of an Award hereunder shall neither entitle the Grantee to parti cipate nor disqualify the Grantee from participating in, or to receive any othe r grant of Awards pursuant to the Pl an (or this Appendix) or any other option or share plan of the Company or any of its Associated Body Corporate.

4.	DESIGNATION OF AWARDS PURSUANT TO SECTION 102

4.1.	Th e grant of Approved 1 02 Award shall be conditioned upon the approval of this Appendix by the ITA and the lapse of the 30 days as of receipt of the Plan and the Appen dix by the ITA. All Approved 102 Gran ts must be held in trust by a Tru st ee, as set fort h herein below.

4.2.	The Company’s election to grant an Award as a 102 Capita l Gains Track Grant or a 102 Ordinary Income Track Grant (the “El ection” ), shall be appropriately filed with the ITA. The El ectio n shall obligate the Company to grant only the type of Awards it has electe d, and shall ap ply to all applicable Grantees who were granted Awards in accordance with the provisions of Section 102(g) of the Ordinance.

4.3.	For the avoidance of doubt, the designation of an Award as a 102 Capital Gains Track Grant , a 102 Ordinary Income Track Grant or a grant under the Unapproved 102 Track shall be subject to the terms and cond itions set forth in Section 102 of the Ordinance and the regulations promulgated thereunder.

5.	TRUSTEE

5.1.	Approved 102 Awards (including any Shares issued upon exercise of such Approved 102 Awards) and/or other shares received subsequently following any reali zati on of rights including, without limitation, bonus shares and shares issued pursuant to a stock split, shall be allocated or issued to the Trustee (and registered in the Trustee’s name in the Com pany’s shar eholders register) and held for the benefit of the Grantees for such period of time as required by Section 102 or any regulations, rules or orders or procedures promulgated thereunder (the “Holding Period”) . All certificates, if issued, representing Shares issued to the Trustee under this Append ix shall be deposited with the Trustee, and shall be held by the Trustee until such time that such Shares are released from the aforesaid trust as provided herein. In the case the requirements for Approved 102 Awards are not met, any appl icable Approved 102 Awards may be treated as Unapproved 102 Awards, in accordance with the provisions of Section 102 and regulations promulgated thereunder.

5.2.	. During the Holding Period, the Grantee shall not require the Trustee to release or sell the Awards or Shares and other shares received su bseq uently following any realiza ti on of rights derived from Shares or Awards (including stock dividends) to the Grantee or to a third party, unless permitted to do so by applicable law. After the lapse of the app licable Holding Period, each Grantee may request the Trustee, in writing, to release and tr ans fer any Shares held by it for such Grantee ‘ s benefit provided that all taxes required to be paid upon the release and transfer of the Shares have been withheld or paid by such Grantee for Transfer to the tax authorities and that the Trustee has received written confirmation from the Company that all requirements for such release and transfer have been fulfilled according to the terms of the Company’s corporate documents, the Plan (in cluding this Appendix) and any applicable law. Until a Grantee provides such notice, the Shares shall remain to be held by the Trustee in benefit for such Gra nt ee.

5.3.	Notwith stan ding the restrictions set forth hereinabove, if any such sale or release occurs during the Holding Period, the provisions of Section 102 of the Ordinance and any applicab le rules, regulations, orders or procedures promulgated thereunder shall apply to and shall be borne by such Grantee.

5.4.	The execution of any instructions given to the Trustee by a Grantee shall, unless such right is waived by the Company, be subject to approval of such order by the Company. The Company shall not approve instructions given by the Grantee to the Trustee within if such instruc tions are in full compliance wit h the terms of the Plan and the Appendix , the Co mpany’s governing documents and any applicable law . The approval by the Company of any instructions given to the Trustee by a Grantee shall not constitute proof of the Company’s recognition or acknowledgement or acceptance of any right of such Grantee.

5.5.	In the event a stock dividend is declared on Shares which derive or comprise an Approved 102 Award, such dividend shall also be subject to the provisions of this Section S and the Holding Period for such dividend shares shall be measured from the commencement of the Holding Period for the Awards or Shares with respect to which the dividend was declared. In the event of a cash dividend on Shares, the Trust ee shall transfer the dividend proceeds to the Grantee after deduction of taxes and mandatory payments in compliance with applicable withholding requirements and the provisions of Section 102 and he rules, regulati ons or orders promulgated thereunder.

5.6.	Upon the grant of an Approved 102 Award, the Grantee shall execute an undertaking to release the Trus te e from any li ability with respect to any action or decisi on du ly made and bona fide executed in relation with this Appendix and Award granted hereunder.

6.	Special Terms and Conditions for Approved 102 Awards

6.1.	Each Approved 102 Award will be deemed granted on the date sta te d in a written notice by the Company, provi ded that on or before such date ( i ) the Company has provided such not ice to the Trust ee and (ii) the Gran t ee has signed all document s r equired pursuant to regulati on of the ITA.

6.2.	In any event, with respect to Approved 102 Awards, the provisions of the Ap pendix and/or the Award Agreement executed in connection thereto, shall be subject to th e provisi ons of Section 102 of the Ord inance and the Income Tax Ru l es (Tax Relieves for Grant s of Shares to Employees), 2003-5763 and the Income Tax Assessor’s permit, and the said provisi ons and permit shall be deemed an integral part of this Appendix and of such Award Agreement.

6.3.	Any provi sion of Sect i on 102 an d/ or the said permit which is necessary in order to receive and/ or to keep any tax benefit pursuant to Sectio n 102, which is not expressly specified in the Appendix or in the applicab le Award Agreement, shall be considered binding upon the Company an d the applicable Grant ee. Each Grantee which was granted with an Approved 102 Award agrees to execute any and all documents which th e Company or the Trustee may reasonably determine to be necessary in order to comply with the provision of any applicable law, and, part ic ularl y, Section 102, or the regulations and requirements set forth by the ITA, this, as a condition to such grant or to th e issu ance of any Shares of the Co mpany .

6.4.	With respect to Unapproved 102 Awards, if the Grantee ceases to be employed by the Comp an y or any Associated Body Corporate, the Gr ant ee shall extend to the Company and/or its Associat ed Body Corporate a secu rity or guar ante e for the payment of tax due at the tim e of sale of Sha r es to the satisfact ion of the Company, all in accordance wit h the pr ovisions of Section 102 of the Ordinance.

7.	. GOVERNING LAW & JURISDICTION

This Appendix and any Awards granted hereunder, shall be governed by and construed and enforced solely in accordance with the laws of the State of Isra el or the agreement by and between the Company and the Trustee or any other agreement or regulatio n relevant to the grant of opt ions under th e Appendix to Employee or Non-Employees or which are necessary for its inter pretat ion, witho ut giving effect to the principles of conflict of laws, provided in the event of inconsiste ncy between th e applicable provisions of the Israe li law or regulations and the ASX Listing Rules or the Corporat ion Act, the provision s of su ch Austr alian acts will prevail.

8.	TAX CONSEQUENCES

8.1.	Any tax or compulsory payment consequences arising from the grant or exercise of any Award, from the payment for Shares covered th ereby or from any other event or act (of the Compa ny and/or its Affi li ates, th e Trustee or the Grantee), hereunde r, including but not limited to Nation al Ins urance payments and inco me t ax, shal l b e borne solely by the Grantee. The Company an d/ or it s Associated Body Corp orate an d/ or the Trustee shall withhold taxes or compulso ry payments according to the requirements under the applicable laws, rules, and regulations, including withholding taxes at source . Furthermore, the Grante e shall indemni fy the Company and/ or its Affiliates and/ or the Trustee and hold them harmless agains t and from any and all liabili ty for an y such tax or interest or penalty thereon, including without limitat ion, liabilitie s relating to the necessity to withhold, or to have withheld, any suc h tax or other compulsory paymen t deriving from any payment made to the Grantee . In addition, the Grantee will be required to pay any amount due in excess of the tax withheld and transferred to the tax autho riti es, pursuant to applicable tax laws, regulations and rules.

8.2.	The rami fications of any future modification of all applicable laws regarding the taxation of Awards and/or Shares granted to Grantees hereunder shall apply to the Grantees accordingly and such Gran tees shall bear the full cost thereof, unless such modified laws expressly provide otherwise. For the avoidance of doubt, should the applicability of such taxing arrangements to the Appendix or to securitie s issued in the framework th ereof be stip ulated by an application by the Company or by the Trustee that same shall apply, the Company shall be entitled to decide, at its absolute discretion, whether to apply such taxing arrangements and to instruct the Trustee to act accordingly.

8.3.	The Company and/or, when ap plicable, the Trustee shall not be required to release any Share to a Grantee until all required tax and other payments have been fully made. With respect to Grantees which are Non-Employees, Company shall be entitled to suspend or condition the grant of an y Award or the issuance of any of any Share by the full satisfaction all tax and other payments relating to such, including satisfaction in full of any withhold in g obligation of the Company.